Exhibit 99.7

Execution Copy

VOTING AUTHORIZATION AGREEMENT

by and between

GIVOLON LIMITED

and

GLENCORE AG

September 14, 2017

VOTING AUTHORIZATION AGREEMENT

This Voting Authorization Agreement (this “Agreement”), is made and entered into as of September 14, 2017 (the “Effective Date”), by and between Givolon Limited, a company organized under the laws of Jersey (“Givolon”) and Glencore AG, a company organized under the laws of Switzerland (“GAG” and together with Givolon, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Givolon is acquiring from GAG 27,500,000 shares (the “Initial Specified Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Century Aluminum Company (“Century”), pursuant to a Stock Purchase Agreement dated and entered into as of the Effective Date, under which the purchase price for the Initial Specified Shares will be paid on a deferred basis; and (ii) GAG is acquiring the right, under a total return swap (the “Swap”) and a call option (the “Call Option”) consisting of an ISDA Master Agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) with a Schedule thereto, both dated and entered into as of the Effective Date, together with (x) with respect to the Swap, a Total Return Swap Confirmation, and (y) with respect to the Call Option, a Century Call Option Confirmation, to acquire the “Shares” (as defined therein) upon final settlement of the Swap or upon exercise of the Call Option, being a number of shares of Common Stock equal to the Initial Specified Shares and certain other rights or assets issued, distributed or paid in respect of or in exchange for a number of shares or amount of assets, as applicable, equal to the Initial Specified Shares, and/or any such initially or subsequently issued, distributed or paid rights or assets; and

WHEREAS, the Parties have agreed that GAG shall continue to have the sole and exclusive irrevocable and unconditional right, pursuant to this Agreement and by proxy when applicable, to vote and to direct the voting of the Initial Specified Shares and any and all shares of Common Stock or other securities of any kind, whether or not issued by Century and whether debt or equity, distributed or paid in respect of or in exchange for the Initial Specified Shares (collectively, “Derived Assets”) and/or any subsequently issued, distributed or paid Derived Assets (collectively, the “Specified Securities”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties do hereby agree as follows:

1.          Voting Authorization. Givolon hereby irrevocably and unconditionally agrees that GAG shall have the sole and exclusive right, power and authority, exercisable in GAG’s sole discretion, with power of delegation, substitution and re-delegation and resubstitution, to vote and to direct the voting of the Specified Securities, whether at a meeting of the holders thereof, by written consent or in any other circumstance upon which a vote, consent or other approval of all or some of the holders of Century Common Stock (or of any other Specified Security) is sought (the “Voting Authorization”), including, without limitation, to make decisions, in its sole discretion, as to the manner of voting, the number of Specified Securities to be voted and whether or not any Specified Securities will be voted and all other matters relating to the voting of or granting of consents with respect to the Specified Securities. Nothing herein shall prohibit or restrict GAG from engaging or relying on any internal or external advisors or other persons or entities in exercising the Voting Authorization.

2.          Term and Scope. The Voting Authorization shall commence simultaneously with Givolon’s acquisition of the Initial Specified Shares from GAG on the Effective Date and is coupled with an interest and subject only to the following sentence, is irrevocable and shall remain in effect until GAG’s acquisition of the Shares pursuant to the Swap or the Call Option or GAG’s acquisition of Givolon, and subject only to the following sentence, shall run with the Specified Securities and survive and remain unaffected by (a) the insolvency, liquidation or dissolution of Givolon or GAG, and (b) any sale, assignment or other transfer or disposition of any of the Specified Securities. GAG acknowledges and agrees that the Voting Authorization (i) is subordinate to the voting rights, if any, that may arise in favor of any lender to Givolon (together with any security or collateral agent therefor, the “Givolon Lender”) following a default in any loan from such lender to Givolon that is secured by the Specified Securities and the proceeds of which were used by Givolon to fund loans to GAG; and (ii) upon the transfer of Specified Securities to the Givolon Lender or a third party pursuant to the enforcement by the Givolon Lender of its rights as a secured party, shall terminate with respect to the Specified Securities so transferred.

3.          Proxies; Investor Communications; Further Assurance.

a.           While the Voting Authorization is in effect, (i) if any portion of the Specified Securities are registered in the name of Givolon, Givolon shall issue to GAG proxies in form sufficient for GAG to vote such Specified Securities and exercise the Voting Authorization generally for the term contemplated by Section 2, each of which proxy shall recite that it is coupled with an interest and irrevocable and shall have a term that, together with all other proxies issued to GAG hereunder, authorizes GAG to vote the Specified Securities for the entirety of the term contemplated hereby; (ii) Givolon shall, promptly upon receipt thereof, deliver to GAG copies of all meeting notices and voting and proxy solicitation requests and other communications received by Givolon in respect of the Specified Securities; and (iii) if any of the Specified Securities are registered in the name of a broker, custodian or other nominee for Givolon, Givolon shall, in form and substance acceptable to GAG and with copy to GAG, notify such nominee in writing, with copy to GAG, of the grant of the Voting Authorization hereunder, and shall instruct such nominee to grant all proxies to, and otherwise take all voting directions in respect of the Specified Securities from, GAG or such other persons as GAG may identify to such nominee and to deliver to GAG copies of all meeting notices and voting and proxy solicitation requests and other communications received by such nominee in respect of the Specified Securities.

b.           Givolon agrees to (x) furnish upon request to GAG and third parties such further information, (y) execute and deliver other documents, and (z) to do such other acts and things, as GAG may reasonably request for the purpose of fully effecting the Voting Authorization.

4.          Exclusive Proxy. Upon the execution and delivery hereof, any and all prior voting authorization, proxies and voting agreements given or entered into by Givolon with respect to the Specified Securities are hereby revoked, and until such time as the Voting Authorization shall expire as provided herein, Givolon shall not purport to grant any other proxy, power of attorney or other voting authorization with respect to any of the Specified Securities, deposit any of Specified Securities into a voting trust or enter into any agreement, arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Specified Securities.

5.          No Liability. GAG shall not be liable by reason of any matter arising out of or in relation to this Agreement, except for such loss or damage as Givolon may suffer by reason of GAG’s bad faith.

6.          Certain Other Terms. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6):

If to GAG:

Glencore AG

Baarermattstrasse 3

CH-6340 Baar, Switzerland

Attn: Treasury

Telephone: +41-41-709-2000

Facsimile: +41-41-709-3000

If to Givolon:

Givolon Limited

c/o Estera Trust (Jersey) Limited

13-14 Esplanade, St Helier

Jersey JE1 1EE

Attn: the Directors

Facsimile: +44 1534 818 445

7.          Exclusive Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties consider that damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.          Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.          Submission to Jurisdiction. The Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

10.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.         Amendment and Modification; Waiver. No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by each Party, and no waiver of any provision of or rights under this Agreement shall be effective unless in writing and signed by the Party granting the waiver. No waiver by any Party of any breach of this Agreement shall be construed as a waiver of any subsequent breach, and the failure by any Party to enforce any provision of this Agreement or to require at any time performance by the other Party of any provision hereof shall in no way be construed to be a waiver of any provision of or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

12.         Successors and Assigns. Except as otherwise provided herein, neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party. Any purported assignment without such consent shall be void ab initio. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. This provision shall not affect GAG’s right to appoint substitutes to exercise or to delegate the Voting Authorization.

13.         Entire Agreement. This Agreement, together with the Framework Agreement made and entered into as of the date hereof between the Parties and any other parties thereto from time to time and the other Implementing Agreements provided for therein, supersede all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the Parties with respect to the subject matter hereof and together constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

14.         No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

15.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

16.         Interpretation; Headings. This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against any Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

GLENCORE AG:

By:	/s/ Stephan Huber
	Name:	Stephan Huber
	Title:	Officer

By:	/s/ Alicia Wright
	Name:	Alicia Wright
	Title:	Officer

GIVOLON LIMITED:

By:	/s/ Brendan Dowling
	Name:	Brendan Dowling
	Title:	Director

[Signature Page to Voting Authorization Agreement]